Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD APPOINTS TIMOTHY DONNELLY TO NEWLY CREATED GENERAL COUNSEL POSITION

Newport Beach, CA – October 24, 2005 – American Vanguard Corporation (AMEX: AVD), today announced that Timothy J. Donnelly, Esq., has been appointed Vice President & General Counsel, a newly created position.

Mr. Donnelly brings to American Vanguard an impressive 19-year background in law. Most recently, he served as Vice President, General Counsel and Secretary at DDi Corp. (Nasdaq: DDIC), a publicly held printed circuit board manufacturer, since June 2000. Mr. Donnelly managed a broad array of legal responsibilities including business plan and strategy development, SEC filings, M&A, Sarbanes-Oxley compliance, corporate governance issues, securities offerings and private placements, as well as negotiations with the EPA. Prior to that, from 1991 – 2000, he served as Assistant General Counsel at Rockwell International Corporation where he handled M&A, various licensing agreements and corporate litigation for the company. From 1986 – 1990, Mr. Donnelly was an Associate with the law firm Latham & Watkins where his responsibilities included corporate transactional work and civil litigation. Mr. Donnelly holds a Bachelor of Arts Degree in English from John Carroll University and a Juris Doctor from Northwestern University Law School.

Eric Wintemute, President and CEO of American Vanguard, commented, “We are extremely pleased to welcome Tim to American Vanguard. His extensive legal background with expertise in public company matters makes him an excellent choice as General Counsel. We look forward to benefiting from his counsel and guidance in the years ahead. Importantly, we expect the creation of this position to reduce our overall legal expenses.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72) and FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Barbera

lbarbera@equityny.com
(212) 836-9610

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